ePlus Reports June 30, 2008 Quarter Results
$182.3 Million in Total Revenues and Net Income of $3.7 Million

HERNDON, VA – August 15, 2008– ePlus inc. (OTC: PLUS - news), announced financial results for its first quarter of fiscal year 2009 which ended June 30, 2008 (the “Quarter”).  Revenues during the Quarter decreased 23.6% to $182.3 million from $238.7 million during the three months ended June 30, 2007 (the “Prior Year’s Quarter”).  Net earnings for the Quarter decreased 26.3% to $3.7 million from $5.0 million the Prior Year’s Quarter.  Basic and fully diluted earnings per common share were $0.45 and $0.43, respectively, for the Quarter, as compared to $0.61 and $0.59, respectively, for the Prior Year’s Quarter.

Sales of product and services, which represent 90.9% of total revenues, decreased 19.8% to $165.8 million during the Quarter.  This decrease in revenue is primarily attributed to the economic downturn which reduced purchases by many of the Company’s largest customers. The cost of sales, product and services decreased 22.4% to $143.7 million as compared to $185.2 million during the Prior Year’s Quarter.  The gross margin on sales of product and services increased to 13.3% from 10.3% the Prior Year’s Quarter.  Gross margin was affected by customers’ investment in technology equipment, the mix and volume of products sold and changes in manufacturers’ incentives.

Lease revenues decreased 39.3% to $11.6 million for the Quarter, as compared to $19.1 million the Prior Year’s Quarter.  This decrease is due to a smaller number of leases in our operating and direct financing lease portfolio, as well as a 74.2% decrease in sales of leased assets to lessees from $9.0 million in the Prior Year’s Quarter to $2.3 million during the Quarter.  Of this decrease, approximately $7.7 million was attributed to sales to a customer during the Prior Year’s Quarter.  Sales of leased equipment declined 85.3% to $1.3 million in the Quarter.  Direct lease costs decreased 37.0% to $3.8 million during the Quarter.  The largest component of direct lease costs is depreciation expense for operating lease equipment, and the investment in operating leases decreased 46.3% to $30.5 million at June 30, 2008 as compared to June 30, 2007.

For the Quarter, fee and other income was $3.6 million, a decrease of 17.0% from $4.4 million recorded for the Prior Year’s Quarter.  This decrease was primarily driven by a decrease in software sales in the Quarter and a reduction in agent fees from manufacturers in the technology sales business unit in the Quarter.

Professional and other fees decreased 30.6% to $2.5 million during the Quarter. The decrease is primarily due to higher expenses in the same period last year relating to the investigation of stock option grants, which was commenced by our Audit Committee and previously disclosed in our Form 10-K for the year ended March 31, 2007. In addition, we reduced our legal and outside consulting fees during the Quarter.

Salaries and benefits expense decreased 1.2% to $19.5 million during the Quarter, which was partially driven by the recognition of $1.5 million stock-based compensation expense from the cancellation of options during the Prior Year’s Quarter, as previously disclosed.  The decrease is offset by an increase in employees in the Quarter to 687 people on June 30, 2008, as compared to 650 on June 30, 2007.  The increase in headcount is attributable to the establishment of a telesales unit and the employment of several former consultants to the professional services staff.

General and administrative expenses decreased 15.5% to $3.8 million during the Quarter as a result of increased efficiency in spending controls and efforts to enhance productivity.

Interest and financing costs decreased 40.5% to $1.5 million during the Quarter, primarily due to lower interest costs and lower debt levels.

The Company’s cash and cash equivalents balance and shareholder’s equity as of June 30, 2008 was $61.8 million and $167.9 million, respectively, as compared to $58.4 million and $163.7 million, respectively, as of March 31, 2008.

Basic and diluted weighted average common shares outstanding for the Quarter were 8,253,552 and 8,580,659, respectively, as compared to 8,231,741 and 8,434,774, respectively, for the Prior Year’s Quarter.

Percentage changes stated above are calculated on actual numbers from the financial statements, not on the rounded numbers used herein.  Investors are encouraged to read the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and the Company’s Form 10-Q for the quarter ended June 30, 2008.  Copies are available at http://www.eplus.com or www.sec.gov, or by contacting the Company at info@eplus.com or (888) 482-1122.

About ePlus inc.

ePlus is a leading provider of technology solutions.  ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, professional services, flexible lease financing, proprietary software, and patented business methods.  Founded in 1990, ePlus has more than 650 associates in 30+ locations serving more than 2,500 customers.  The Company is headquartered in Herndon, VA.   For more information, visit http://www.eplus.com, call 888-482-1122, or email info@eplus.com.

ePlus® and/or other ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc.

Note:  Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements.”  Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the effects of the delisting of the Company’s common stock from The Nasdaq Global Market and the quotation of the Company’s common stock in the “Pink Sheets,” including any adverse effects relating to the trading of the stock due to, among other things, the absence of market makers; the timing of our ability to re-apply to list our shares of common stock on The Nasdaq Global Market; the effects of any lawsuits or governmental investigations alleging, among other things, violations of federal securities laws, by the Company or any of its directors or executive officers; the existence of demand for, and acceptance of, our products and services; our ability to hire and retain sufficient personnel; a decrease in the capital spending budgets of our customers; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; and other risks or uncertainties detailed in our SEC filings.

All information set forth in this release and its attachments is as of August 15, 2008.  ePlus inc. undertakes no duty to update this information.  More information about potential factors that could affect ePlus inc.’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is on file with the SEC and available at the SEC’s website at http://www.sec.gov.

ePlus inc. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	As of	As of
	June 30, 2008	March 31, 2008
ASSETS	(in thousands)

Cash and cash equivalents	$61,848	$58,423
Accounts receivable—net	112,047	109,706
Notes receivable	6,531	726
Inventories	8,641	9,192
Investment in leases and leased equipment—net	153,566	157,382
Property and equipment—net	4,386	4,680
Other assets	19,201	13,514
Goodwill	26,245	26,125
TOTAL ASSETS	$392,465	$379,748

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Accounts payable—equipment	$5,887	$6,744
Accounts payable—trade	24,999	22,016
Accounts payable—floor plan	57,055	55,634
Salaries and commissions payable	5,139	4,789
Accrued expenses and other liabilities	33,315	30,372
Non-recourse notes payable	95,516	93,814
Deferred tax liability	2,677	2,677
Total Liabilities	224,588	216,046

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 25,000,000 shares authorized; 11,260,531 issued and 8,281,541 outstanding at June 30, 2008 and 11,210,731 issued and 8,231,741 outstanding at March 31, 2008	113	112
Additional paid-in capital	77,757	77,287
Treasury stock, at cost, 2,978,990 and 2,978,990 shares, respectively	(32,884)	(32,884)
Retained earnings	122,316	118,623
Accumulated other comprehensive income—foreign currency translation adjustment	575	564
Total Stockholders' Equity	167,877	163,702
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$392,465	$379,748

ePlus inc.AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended June 30,
	2008	2007
	(amounts in thousands, except per share data)

Sales of product and services	$165,759	$206,554
Sales of leased equipment	1,265	8,586
	167,024	215,140

Lease revenues	11,625	19,146
Fee and other income	3,637	4,380
	15,262	23,526

TOTAL REVENUES	182,286	238,666

COSTS AND EXPENSES

Cost of sales, product and services	143,717	185,207
Cost of leased equipment	1,226	8,182
	144,943	193,389

Direct lease costs	3,794	6,023
Professional and other fees	2,545	3,667
Salaries and benefits	19,464	19,694
General and administrative expenses	3,788	4,483
Interest and financing costs	1,485	2,496
	31,076	36,363

TOTAL COSTS AND EXPENSES (1)	176,019	229,752

EARNINGS BEFORE PROVISION FOR INCOME TAXES	6,267	8,914

PROVISION FOR INCOME TAXES	2,574	3,904

NET EARNINGS	$3,693	$5,010

NET EARNINGS PER COMMON SHARE—BASIC	$0.45	$0.61
NET EARNINGS PER COMMON SHARE—DILUTED	$0.43	$0.59

WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC	8,253,552	8,231,741
WEIGHTED AVERAGE SHARES OUTSTANDING—DILUTED	8,580,659	8,434,774

(1) Includes amounts to related parties of $278 thousand and $243 thousand for the three months ended June 30, 2008 and June 30, 2007, respectively.

Contact:	Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150